Exhibit 10.2

INVIVO THERAPEUTICS HOLDINGS CORP.

NONSTATUTORY STOCK OPTION AGREEMENT

InVivo Therapeutics Holdings Corp. (the “Company”) hereby grants the following stock option.  The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):	Richard Christopher
Date of this option grant:	January 14, 2019
Number of shares of the Company’s Common Stock subject to this option (“Shares”):	90,000
Option exercise price per Share:	$1.53
Vesting Start Date:	January 14, 2019
Final Exercise Date:	January 13, 2029

Vesting Schedule:

One Year from Vesting Start Date:	One-third of the Shares
Two Years from Vesting Start Date:	An additional one-third of the Shares
Three Years from Vesting Start Date:	Final one-third of the Shares
All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

INVIVO THERAPEUTICS HOLDINGS CORP.
/s/ Richard Christopher
Signature of Participant

38 Sunset Rock Road	By:	/s/ Richard Toselli
Street Address		Name of Officer: Richard Toselli
Title: CEO
Andover, MA, 01810
City/State/Zip Code

INVIVO THERAPEUTICS HOLDINGS CORP.

Nonstatutory Stock Option Agreement

Incorporated Terms and Conditions

1.         Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”) to the Participant of an option to purchase, in whole or in part, on the terms provided herein, the number of Shares set forth in the Notice of Grant of common stock, $0.00001 par value per share, of the Company (“Common Stock”) at the exercise price per Share set forth in the Notice of Grant.  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidence by this agreement was granted to the Participant pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2015  Equity Incentive Plan (the “Plan”) or any other equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.         Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth on the cover page of this agreement (the “Vesting Schedule”).  Notwithstanding the foregoing, to the extent that the Participant is a party to an employment agreement or other agreement with the Company that provides vesting terms that differ from the Vesting Schedule, the terms set forth in such employment agreement or other agreement shall prevail.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3.         Exercise of Option.

(a)        Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment as follows:

(1)        in cash or by check, payable to the order of the Company;

(2)        except as may otherwise be approved by the Board of Directors of the Company (the “Board”), in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)        to the extent approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value per share of Common Stock as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)        to the extent approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of this option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of this option being exercised divided by (B) the fair market value (determined by (or in a manner approved by) the Board) on the date of exercise;

(5)        to the extent permitted by applicable law and approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)        by any combination of the above permitted forms of payment.

The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)        Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)        Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)        Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of 180 days following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)        Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined in the employment agreement, dated as of December 24, 2018, between the Participant and the Company, or any successor agreement thereto (the “Employment Agreement”)), the right to exercise this option shall terminate immediately upon the effective date of such termination.

4.         Withholding.  No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under this option.  The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages.  If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise of this option or at the same time as payment of the exercise price, unless the Company determines otherwise. If approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock underlying this option valued at their fair market value (determined by (or in a manner approved by) the Board); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with this option. Shares used to satisfy tax withholding requirements cannot be subject to any forfeiture, unfulfilled vesting or other similar requirements.

5.         Reporting.

The Participant acknowledges and agrees to comply with all necessary reporting obligations in the Participant’s jurisdiction in relation to all taxes, social security contributions and any other similar charges which arise in relation to this option.

6.         Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7.         Adjustments for Changes in Common Stock and Certain Other Events.

(a)          Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this option shall be equitably adjusted by the Company in the manner determined by the Board.  Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Participant, if he exercises this option between the record date and the distribution date for such stock dividend, shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon exercise of this option, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)        Reorganization Events.

(1)        A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)        In connection with a Reorganization Event, the Board may take any one or more of the following actions with respect to this option (or any portion thereof) on such terms as the Board determines: (i) provide that this option shall be assumed, or substantially equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that the unvested and/ or unexercised portion of this option will terminate immediately prior to the consummation of such Reorganization

Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that this option shall become exercisable, realizable, or deliverable, or restrictions applicable to this option shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this option equal to (A) the number of shares of Common Stock subject to the vested portion of this option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of this option and any applicable tax withholdings, in exchange for the termination of this option, (v) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

(3)        For purposes of clause 7(b)(2)(i) above, this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase, for each share of Common Stock subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c)        Change of Control Events.

(1)        Definition.  “Change in Control” shall mean the occurrence of any of the following:

(i)         The acquisition by any Person (as defined below) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 7(c), the following acquisitions shall not constitute or result in a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any Person that as of the Grant Date owns Beneficial Ownership of a Controlling Interest; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)        During any period of two consecutive years (not including any period prior to the Grant Date) individuals who constitute the Board on the Grant Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)      Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (1) the Company or (2) any of its Subsidiaries, but in the case of this clause (2) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Grant Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

For purposes hereof:

(i) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii)   “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(iii)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(2)        Effect of Change in Control.  Notwithstanding the provisions of Section 7(b), this option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the Employment Agreement) by the Participant or is terminated without Cause (as defined in the Employment Agreement) by the Company or the acquiring or succeeding corporation.

8.         Miscellaneous.

(a)        No Right to Employment or Other Status.  The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder, except as otherwise expressly provided herein or provided for in the Employment Agreement.

(b)        No Rights as Stockholder.  Subject to the provisions of this option, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this option until becoming the record holder of such shares.

(c)        Amendment.  The Board may amend, modify or terminate this agreement, including but not limited to, substituting another option of the same or a different type and changing the date of exercise or realization.  Notwithstanding the foregoing, the Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 7 and the Employment Agreement.

(d)        Acceleration.  The Board may at any time provide that this option shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(e)        Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to this agreement until (i) all conditions of this agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(f)         Administration by Board.  The Board will administer this agreement and may construe and interpret the terms hereof.  Subject to the terms and provisions of the Employment Agreement, the Board may correct any defect, supply any omission or reconcile any inconsistency in this agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and it shall be the sole and final judge of such expediency.  No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this agreement made in good faith.

(g)         Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”).  All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(h)         Governing Law.  This agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Nevada.

EXHIBIT A

EXERCISE NOTICE

InVivo Therapeutics Holdings Corp.
One Kendall Square, Suite B14402

Cambridge, Massachusetts, 02139
Attention:  Chief Executive Officer

1.         Exercise of Option.  Effective as of today, ____________________, 20__, the undersigned (“Grantee”) hereby elects to exercise Grantee’s option to purchase _________ shares of the Common Stock (the “Shares”) of InVivo Therapeutics Holdings Corp., (the “Company”) under and pursuant to the Nonstatutory Stock Option Agreement dated January 14, 2019 (the “Award Agreement”).

2.         Delivery of Payment.

(a)        [LEAVE BLANK IF USING SECTION 2(b) BELOW]  The Grantee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Award Agreement.  ____ (Initial here if the undersigned elects this alternative),

(b)        [LEAVE BLANK IF USING SECTION 2(a) ABOVE]  In lieu of exercising Grantee’s Option for check, the undersigned hereby elects to effect the net issuance provision of Section 2(ii)(b) of the Award Agreement which accompanies this Notice of Exercise and receive ______ shares of Company Common Stock pursuant to the terms of the Award Agreement.  ___ (Initial here if the undersigned elects this alternative).

3.         Representations of Grantee.  Grantee acknowledges that Grantee has received, read and understood the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.         Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  The Shares shall be issued to the Grantee as soon as practicable after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.         Tax Consultation.  Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee’s purchase or disposition of the Shares.  Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

6.         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, successors and assigns.

7.         Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or by the Company forthwith to the Board which shall review such dispute at its next properly called meeting.  The resolution of such a dispute by the Board shall be final and binding on all parties.

8.         Governing Law; Severability.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada.

9.         Entire Agreement.  The Award Agreement is incorporated herein by reference.  This Exercise Notice and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee.

[Signatures appear on next page]

Submitted by:	Accepted by:

GRANTEE	INVIVO THERAPEUTICS HOLDINGS CORP.

By
Richard Christopher	Name:
Title:

Address:	Date Received: